UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)
April 6, 2005

PACIFIC ENERGY PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	313345	68-0490580
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

5900 Cherry Avenue
Long Beach, CA  90805
(Address of principal executive office)

(562) 728-2800
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act  (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM  5.02    DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

Effective April 6, 2005, Pacific Energy Partners, L.P. (the “Partnership”) announced the election of a new director to the board of directors of Pacific Energy Management LLC (“PEM”).  The board of directors of PEM manages the Partnership.

The newly elected director is Timothy H. Day.  Mr. Day has been a Vice President for First Reserve Corporation, a private equity firm specializing in the energy industry, since 2000.  First Reserve Corporation is an affiliate of First Reserve Pacific Holdings AIV, L.P. (“FRP”), which owns approximately 30% of the outstanding units representing limited partner interest in LB Pacific, LP (“LBP”), the sole member of PEM, and approximately 30% of the outstanding shares representing membership interest in LB Pacific GP, LLC (“GP LLC”), the general partner of LBP.  LBP owns 10,465,000 subordinated units of the Partnership, a 99.9% limited partner interest in Pacific Energy GP, LP, the general partner of the Partnership, and 100% of the outstanding membership interests in PEM, the general partner of Pacific Energy GP, LP.  Mr. Day is also a director of GP LLC.

Mr. Day was elected to the board of directors of PEM pursuant to the Second Amended and Restated Limited Liability Company Agreement of GP LLC, and the Second Amended and Restated Limited Partnership Agreement of LBP, both of which were entered into pursuant to the Purchase Agreement by and among FRP, Lehman Sidecar I, LLC and LB I Group Inc. dated March 21, 2005.  These agreements provide that so long as FRP holds a certain number of shares in GP LLC or a certain number of units in LBP, then FRP has the right to cause GP LLC to cause LBP to elect a designee to serve on the board of directors of PEM.

Prior to joining First Reserve Corporation, Mr. Day held various positions with SCF Partners, a Houston, Texas based investment firm, from 1995 to 2000.  Previously, Mr. Day served in the energy investment banking divisions of Credit Suisse First Boston and Salomon Brothers Inc.  Currently, Mr. Day serves as a director on the board of Aquilex Corporation.

ITEM 9.01             FINANCIAL STATEMENTS AND EXHIBITS

99.1         Pacific Energy Partners, L.P. Press Release dated April 6, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PACIFIC ENERGY PARTNERS, L.P.

By:	PACIFIC ENERGY GP, LP,
its general partner

By:	PACIFIC ENERGY MANAGEMENT LLC,
by its general partner

By:	/S/ GERALD A. TYWONIUK
Gerald A. Tywoniuk
Senior Vice President, Chief Financial Officer
and Treasurer

Dated: April 7, 2005

EXHIBIT INDEX

Exhibit 99.1	—	Pacific Energy Partners, L.P. Press Release dated April 6, 2005